EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE:	September 18, 2012
CONTACT:	Gary L. Tice Chairman and CEO 239-348-8000

FIRST NATIONAL BANK OF THE GULF COAST ANNOUNCES THE RESULTS OF SPECIAL

MEETING OF SHAREHOLDERS

NAPLES, FL. September 18, 2012 – First National Bank of the Gulf Coast, an independent community bank serving the banking needs of individuals and business owners in Southwest Florida, announced the results of its Special Meeting of Shareholders held on Monday, September 17, 2012, at its headquarters located at 3560 Kraft Road in Naples, FL.

By an amount in excess of a two-thirds majority, shareholders approved the reorganization agreement and plan of share exchange dated June 26, 2012, to reorganize First National Bank of the Gulf Coast to become a wholly-owned subsidiary of TGR Financial, Inc. Under the plan of share exchange, each share of First National Bank of the Gulf Coast will be exchanged for one share of TGR Financial, Inc., and each shareholder of First National Bank of the Gulf Coast will become a shareholder of TGR Financial, Inc.

During the meeting, Chairman and CEO Gary L. Tice remarked that, “The establishment of TGR Financial, Inc. will provide the company with increased flexibility in structuring mergers and acquisitions as the bank begins to expand into other markets within the State of Florida, and looks to diversify into other financial service providers. Additionally, the holding company structure allows for greater access to funding and capital alternatives.”

Headquartered in Naples, First National Bank of the Gulf Coast currently has five full-service offices and approximately $570 million in assets. For additional information, call 239-348-8000 or toll-free at 1-877-763-0244. Information, including a copy of the script from the Special Meeting of Shareholders, also may be obtained by visiting the bank online at www.fnbofgc.com

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